Exhibit 99.1

CNX Reports Fourth Quarter Results;
Record Quarterly Production of 118.9 Bcfe;
Total Production Costs Fall to $2.17 per Mcfe;
Repurchases $103 million of Common Stock To Date

PITTSBURGH (January 30, 2018) - CNX Resources Corporation (NYSE: CNX) ("CNX" or the company) reported net income from continuing operations of $282 million, or earnings of $1.24 per diluted share, compared to a net loss from continuing operations of $300 million, or a loss of $1.31 per diluted share in the year-earlier quarter. Discontinued operations consist of the assets and operations of the company's former coal business, which was spun-off to shareholders on November 28, 2017.

Earnings before deducting net interest expense (interest expense less interest income), income taxes and depreciation, depletion and amortization (EBITDA) from continuing operations1 were $250 million for the 2017 fourth quarter, compared to negative $113 million in the year-earlier quarter.

On a GAAP basis, the fourth quarter pre-tax earnings included a $106 million unrealized gain on commodity derivative instruments, related to changes in the fair market value of existing hedges on a mark-to-market basis and $20 million related to settlement expense.

After adjusting for certain items, which are described in the footnote to the EBITDA reconciliation table, the company had adjusted net income from continuing operations1 in the 2017 fourth quarter of $222 million, or $0.98 per diluted share, compared to a loss of $146 million in the year-earlier quarter. Adjusted EBITDA from continuing operations1 was $173 million for the 2017 fourth quarter, compared to $132 million in the year-earlier quarter.

"The fourth quarter marked a watershed period in the history of our company as we completed many of the strategic initiatives that have been underway for a number of years now," commented Nicholas J. DeIuliis, president and CEO. "Specifically, during the quarter we completed the separation of our gas and coal businesses, and in addition to this transformational transaction, we continued our share repurchase program and exceeded $100 million in the quarter; received our anticipated tax refund of approximately $100 million; and proved the commercial viability of the deep dry Utica in our central Pennsylvania operating area with our industry leading Aikens 5J and 5M well results. Also, following the close of the quarter, we acquired 100% of the general partner interest in CNX Midstream. The issues and overhangs of the past are resolved."

"Today we are singularly focused on the future, which is as a premier Appalachian focused E&P company with a non-replicable stacked pay opportunity-set, driving economies of scale and superior economics," continued Mr. DeIuliis. "We have put ourselves into a position to reduce our net leverage to under 2.5 times by year end assuming our 2018 EBITDA guidance, which allows us to continue to execute our share repurchase program. We have been successful in strategically positioning the company to go on offense, and this allows us to focus on continuing to differentiate ourselves as best-in-class capital allocators. This is an exciting time in our company's history, and the future is bright."

During the quarter, CNX received a federal tax refund for tax years 2010-2014 of $97 million. The tax refund was the result of a private letter ruling request the company had filed with the IRS to request the ability to claim previously unelected bonus deprecation.

On January 3, 2018, CNX closed on the acquisition of Noble Energy's 50% membership interest in the former CONE Gathering LLC, which holds the general partner interest and incentive distribution rights in CONE Midstream Partners LP. In conjunction with the closing, CONE Midstream Partners LP was renamed CNX Midstream Partners LP and now trades on the New York Stock Exchange under the ticker “CNXM”.

CNX will benefit from the amended gas gathering agreement and owning 100% of the general partner of CNXM through having increased control and flexibility with respect to the scope and timing of midstream development. The company expects the new ownership structure to facilitate future dropdowns into CNXM.

1The terms "adjusted net loss from continuing operations," "EBITDA from continuing operations," and "adjusted EBITDA from continuing operations" are non-GAAP financial measures, which are defined and reconciled to the GAAP net income below, under the caption “Non-GAAP Financial Measures."

Operating Results:

During the fourth quarter of 2017, CNX sold 118.9 Bcfe of natural gas, or an increase of 17% from the 101.3 Bcfe sold in the year-earlier quarter, driven primarily from Marcellus and Utica Shale volumes. Despite wet production increasing, total quarterly production costs decreased to $2.17 per Mcfe, compared to the year-earlier quarter of $2.27 per Mcfe, driven primarily by reductions in operating and gathering and transportation expense due to increased volumes. Capital expenditures in the fourth quarter increased to $233 million, compared to $34 million spent in the year-earlier quarter.

Marcellus Shale volumes, including liquids, in the 2017 fourth quarter were 64.0 Bcfe, approximately 13% higher than the 56.5 Bcfe produced in the 2016 fourth quarter. The increased production is due to four new Marcellus Shale wells coming on line during the quarter. Marcellus Shale total production costs were $2.32 per Mcfe in the just-ended quarter, which is a $0.12 per Mcfe increase from the fourth quarter of 2016 of $2.20 per Mcfe, driven primarily from gathering costs increasing due to higher processing and CNXM fees related to an increase in the production mix towards wet gas.

Utica Shale volumes, including liquids, in the 2017 fourth quarter were 33.8 Bcfe, approximately 52% higher than the 22.2 Bcfe produced in the 2016 fourth quarter, and which was consistent with the company's previously stated expectation that Utica Shale volumes would ramp in the fourth quarter, driven primarily from turned-in-line (TIL) activity in Monroe County, Ohio. In addition to the production benefit, the ramp in Monroe County volumes also benefited overall Utica Shale total production costs, which were $1.59 per Mcfe in the just-ended quarter, or a $0.27 per Mcfe improvement from the fourth quarter of 2016 total production costs of $1.86 per Mcfe. The cost improvement across the Utica Shale was driven primarily by a decrease to transportation, gathering and compression expenses resulting from a greater percentage of the Utica Shale volumes coming from the Monroe County, Ohio, dry gas area.

Fourth Quarter Operations Summary:
During the fourth quarter of 2017, CNX continued to operate two horizontal rigs and added a third rig in late December. The company drilled four wells in the fourth quarter: one dry Utica Shale well in Monroe County, Ohio; one deep dry Utica Shale well (RHL11E) in Greene County, Pennsylvania; one deep dry Utica Shale well (Marchand 3M) in Indiana County, Pennsylvania; and one Marcellus Shale well in Greene County, Pennsylvania. The RHL11E deep dry Utica Shale well was drilled in 67 days with a lateral length of 6,557 feet. The Marchand 3M deep dry Utica Shale well was drilled in 77 days with a lateral length 6,887 feet. The company believes that these two deep dry Utica Shale delineation wells were drilled 20-30 days faster than any other Pennsylvania dry Utica well that has been cored in the Utica/Point Pleasant interval, which highlights CNX’s continued improvement in drilling cycle times. Normalizing for the time spent on one-time items related to core testing, which required drilling and plugging back the pilot hole, the company drilled the two deep dry Utica Shale wells (RHL11E and Marchand 3M) in 35-45 drilling days, which is in-line with the drilling days for the two recent Aikens wells in Westmoreland County, Pennsylvania.
The company utilized three frac crews to complete 19 wells in the fourth quarter: two deep dry Utica Shale wells (Aikens 5J and 5M) in Westmoreland County, Pennsylvania; nine dry Utica Shale wells in Monroe County, Ohio; six Marcellus Shale wells in Greene County, Pennsylvania; and two Marcellus Shale wells located in Tyler County, West

Virginia. The completion cycle times for the Monroe County dry Utica wells improved 25%, compared to the second quarter of 2017, while sand loading increased 100%.
During the quarter, CNX TIL 15 wells: two dry Utica wells (Aikens 5J and 5M) in Westmoreland County, Pennsylvania; eight dry Utica wells in Monroe County, Ohio; four Marcellus wells in Tyler County, West Virginia; and one Rhinestreet well in Allegheny County, Pennsylvania. During the fourth quarter, the company’s daily net production peaked at 1.4 Bcfe per day in early December, which is a new record level of production for CNX.
The Aikens 5J and 5M deep dry Pennsylvania Utica wells each averaged approximately 24 MMcf per day for a period of 47-days under restricted choke, with an average flowing casing pressure of 8,672 psi. The company expects production from these wells to be flat over the next 18 months. Cumulative production to date for both wells combined is 2.43 Bcf over the same period. Total costs for the Aikens wells averaged $15 million each, which is a reduction of $13.7 million, or 48%, compared to the CNX’s initial Gaut 4IH well. Based on these capital costs, strip pricing, and assuming the same 3.5 Bcfe per 1,000 feet of lateral EUR of the Gaut 4IH, the company expects average after-tax rates of return from the Aikens wells of approximately 50%.

OPERATING RESULTS — Quarter-to-Quarter Comparison

	Quarter		Quarter		Quarter
	Ended		Ended		Ended
	December 31, 2017		December 31, 2016		September 30, 2017
Sales - Gas	$241.9		$202.4		$196.3
Sales - Oil	0.9		0.7		0.6
Sales - NGLs	62.0		31.4		33.2
Sales - Condensate	8.0		3.6		4.3
Total Sales Revenue ($ MM)	$312.8		$238.1		$234.4
Gain on Commodity Derivative Instruments - Cash Settlement	20.5		42.0		17.7
Total Revenue	$333.3		$280.1		$252.1

Income (Loss) from Continuing Operations Before Income Tax	$88.5		$(263.1)		$(11.3)
Adjusted Income (Loss) from Continuing Operations Before Income Tax ($MM)	$10.9	[1]	$(17.7)	[2]	$(35.0)	[3]
Capital Expenditures ($ MM)	$233.4		$34.2		$149.5
1Adjusted income before income tax of $10.9 million for the three months ended December 31, 2017 is calculated as GAAP income from continuing operations before income tax of $88.5 million plus total pre-tax adjustments of $77.6 million from the Adjusted EBITDA table below.
2Adjusted loss before income tax of $17.7 million for the three months ended December 31, 2016 is calculated as GAAP loss from continuing operations before income tax of $263.1 million less total pre-tax adjustments of $245.3 million from the Adjusted EBITDA table below.
3Adjusted loss before income tax of $35.0 million for the three months ended September 30, 2017 is calculated as GAAP loss before income tax of $11.3 million less total pre-tax adjustments of $23.7 million. The $23.7 million of adjustments are $1.5 million of pre-tax gain related to the unrealized gain on commodity derivative instruments, $30.3 million of pre-tax gains on asset sales, a pre-tax charge of $5.2 million related to stock-based compensation, a pre-tax charge of $2.0 million related to loss on debt extinguishment and a pre-tax charge of $0.9 million related to severance expense.

CNX's natural gas production in the quarter came from the following categories:

	Quarter	Quarter		Quarter
	Ended	Ended		Ended
	December 31, 2017	December 31, 2016	% Increase/(Decrease)	September 30, 2017	% Increase/(Decrease)
GAS
Marcellus Sales Volumes (Bcf)	53.6	51.5	4.1%	52.1	2.9%
Utica Sales Volumes (Bcf)	30.9	17.2	79.7%	17.5	76.6%
CBM Sales Volumes (Bcf)	16.0	17.4	(8.0)%	16.2	(1.2)%
Other Sales Volumes (Bcf)[1]	5.0	5.2	(3.8)%	4.2	19.0%

LIQUIDS[2]
NGLs Sales Volumes (Bcfe)	12.2	9.2	32.6%	10.3	18.4%
Oil Sales Volumes (Bcfe)	0.1	0.1	—%	0.1	—%
Condensate Sales Volumes (Bcfe)	1.1	0.7	57.1%	0.6	83.3%

TOTAL	118.9	101.3	17.4%	101.0	17.7%

Average Daily Production (MMcfe)	1,292.3	1,100.7		1,098.1
1Other Sales Volumes: primarily related to shallow oil and gas production.
2NGLs, oil and Condensate are converted to Mcfe at the rate of one barrel equals six Mcf based upon the approximate relative energy content of oil and natural gas, which is not indicative of the relationship of oil, NGLs, condensate, and natural gas prices.

PRICE AND COST DATA PER MCFE — Quarter-to-Quarter Comparison:

	Quarter	Quarter	Quarter
	Ended	Ended	Ended
(Per Mcfe)	December 31, 2017	December 31, 2016	September 30, 2017
Average Sales Price - Gas	$2.29	$2.22	$2.18
Average Gain on Commodity Derivative Instruments - Cash Settlement- Gas	$0.19	$0.46	$0.20
Average Sales Price - Oil*	$7.58	$6.93	$6.99
Average Sales Price - NGLs*	$5.08	$3.40	$3.22
Average Sales Price - Condensate*	$7.68	$5.14	$6.89

Average Sales Price - Total Company	$2.80	$2.77	$2.50

Lease Operating Expense	$0.21	$0.22	$0.22
Production, Ad Valorem, and Other Fees	0.08	0.07	0.06
Transportation, Gathering and Compression	0.87	0.93	0.98
Depreciation, Depletion and Amortization (DD&A)	1.01	1.05	1.00
Total Production Costs	$2.17	$2.27	$2.26

Margin	$0.63	$0.50	$0.24

Addback: DD&A	$1.01	$1.05	$1.00
Margin, before DD&A	$1.64	$1.55	$1.24

*Oil, NGLs, and Condensate are converted to Mcfe at the rate of one barrel equals six Mcf based upon the approximate relative energy content of oil and natural gas, which is not indicative of the relationship of oil, NGLs, condensate, and natural gas prices.
Note: "Total Production Costs" excludes Selling, General, and Administration and Other Operating Expenses.

Marketing Update:
For the fourth quarter of 2017, CNX’s average sales price for natural gas, natural gas liquids (NGLs), oil, and condensate was $2.80 per Mcfe. CNX’s average price for natural gas was $2.29 per Mcf for the quarter and, including cash settlements from hedging, was $2.48 per Mcf. The average realized price for all liquids for the fourth quarter of 2017 was $31.82 per barrel.

CNX’s weighted average differential from NYMEX in the fourth quarter of 2017 was negative $0.76 per MMBtu. Despite a lower average NYMEX, CNX’s average sales price for natural gas before hedging improved 5% to $2.29 per Mcf compared to the average sales price of $2.18 per Mcf in the third quarter of 2017, due primarily to an improved differential, which more than offset the lower NYMEX. Including the impact of cash settlements from hedging, the average sales price for natural gas was $0.10 per Mcf higher than the third quarter of 2017.

Guidance:
The company continues to expect 2018 production volumes of 520-550 Bcfe, or an approximately 31% annual increase, based on the midpoint of guidance, compared to 2017 volumes of 407 Bcfe. Also, CNX plans to run three rigs through the first half of 2018 and add a fourth rig starting in July.

As stated in the company's recently announced 2018 capital budget on January 9, 2018, CNX re-affirms the 2018 capital expenditure forecast of $790-$880 million, excluding the recent acquisition of the general partner interest of CNXM, which includes $515-$580 million of drilling and completion ("D&C") capital and approximately $275-$300 million of capital associated with land, midstream, and water infrastructure. The 2018 D&C capital budget is allocated approximately 65% to the Marcellus Shale and 35% to the Utica Shale.

The company expects adjusted 2018 EBITDA attributable to CNX of $845-$895 million, based on NYMEX as of January 3, 2018 and a weighted average basis of ($0.32) per MMBtu on open volumes. The company's total expected adjusted 2018 EBITDA includes approximately $60-$90 million of EBITDA attributable to CNX’s ownership in CNXM.

Note: CNX Resources Corporation is unable to provide a reconciliation of projected Adjusted EBITDA to projected operating income, the most comparable financial measure calculated in accordance with GAAP, due to the unknown effect, timing, and potential significance of certain income statement items.

Total hedged natural gas production in the 2018 first quarter is 92.4 Bcf. The annual gas hedge position is shown in the table below:

	2018	2019
Volumes Hedged (Bcf), as of 1/15/18	374.9*	273.0
*Includes actual settlements of 30.7 Bcf.

CNX’s hedged gas volumes include a combination of NYMEX financial hedges and physical fixed price sales. In addition, to protect the NYMEX hedge volumes from basis exposure, CNX enters into basis-only financial hedges and physical sales with fixed basis at certain sales points. CNX’s gas hedge position through 2021 is shown in the table below:

	Q1 2018	2018	2019	2020	2021
NYMEX Only Hedges
Volumes (Bcf)	88.2	357.6	260.1	187.3	148.5
Average Prices ($/Mcf)	$3.14	$3.14	$3.04	$3.09	$2.99
Physical Fixed Price Sales
Volumes (Bcf)	4.2	17.3	12.9	11.0	18.0
Average Prices ($/Mcf)	$2.61	$2.61	$2.48	$2.43	$2.47
Total Volumes Hedged (Bcf)[1]	92.4	374.9	273.0	198.3	166.5

NYMEX + Basis (fully-covered volumes)[2]
Volumes (Bcf)	92.4	374.9	263.2	182.2	148.2
Average Prices ($/Mcf)	$2.75	$2.76	$2.73	$2.76	$2.58
NYMEX Only Hedges Exposed to Basis
Volumes (Bcf)	-	-	9.8	16.1	18.3
Average Prices ($/Mcf)	-	-	$3.04	$3.09	$2.99
Total Volumes Hedged (Bcf)[1]	92.4	374.9	273.0	198.3	166.5
1Q1 2018 and 2018 exclude 6.0 Bcf and 13.7 Bcf , respectively, of physical basis sales not matched with NYMEX hedges.
2Includes physical sales with fixed basis in Q1 2018, 2018, 2019, 2020, and 2021 of 20.8 Bcf, 93.2 Bcf, 102.1 Bcf, 60.6 Bcf, and 54.9 Bcf, respectively.

During the fourth quarter of 2017, CNX added additional NYMEX natural gas hedges of 42.3 Bcf, 20.6 Bcf, 32.3 Bcf, 48.9 Bcf, and 135.2 Bcf for 2018, 2019, 2020, 2021, and 2022 respectively. To help mitigate basis exposure on NYMEX hedges, in the fourth quarter CNX added 2.1 Bcf, 45.5 Bcf, 24.0 Bcf, 23.8 Bcf, 58.0 Bcf, and 55.5 Bcf of basis hedges for 2017, 2018, 2019, 2020, 2021, and 2022, respectively.

Liquidity:
As of December 31, 2017, CNX had $1,770.0 million in total liquidity, which is comprised of $509 million of cash and $1,261 million available to be borrowed under its $1.5 billion bank facility. In addition, CNX holds 21.7 million CNXM limited partnership units with a current market value of approximately $415 million, as of January 19, 2018.

As part of the recent spin-off of CONSOL Energy, the company reduced the commitments under its bank facility from $2.0 billion to $1.5 billion. The borrowing base under its bank facility remained at $2.0 billion and was reaffirmed in November 2017.

The company continues to focus on maintaining a solid balance sheet and expects to finish the year under a 2.5x net debt to EBITDA leverage ratio.

About CNX Resources
CNX Resources Corporation is one of the largest independent natural gas exploration, development and production companies, with operations centered in the major shale formations of the Appalachian basin. The company deploys an organic growth strategy focused on responsibly developing its resource base. As of December 31, 2016, CNX had 6.3 trillion cubic feet equivalent of proved natural gas reserves. The company is a member of the Standard & Poor's Midcap 400 Index. Additional information may be found at www.cnx.com.

Important Information about Company Names and Stock Trading Symbols
Effective November 28, 2017, the company known as CONSOL Energy Inc. (NYSE: CNX) separated its gas business (GasCo or RemainCo) and its coal business (CoalCo or SpinCo) into two independent, publicly traded companies by means of a separation of CoalCo from RemainCo.

•
The gas business, CNX Resources Corporation (RemainCo, GasCo or CNX), continues to be listed on the NYSE, retaining the ticker symbol "CNX". Information regarding CNX and its natural gas business is available at www.cnx.com.

•
The coal business, CONSOL Energy Inc. (SpinCo, CoalCo or CONSOL), is listed on the NYSE under the ticker symbol: "CEIX". CoalCo owns, operates and develops coal assets, including the Pennsylvania Mining Complex, the Baltimore Marine Terminal, and approximately one billion tons of greenfield coal reserves. Information regarding the new CONSOL Energy and its coal business is available at www.consolenergy.com.

•
The master limited partnership that was named CNX Coal Resources LP (NYSE: CNXC) has changed its name to CONSOL Coal Resources LP and trades on the NYSE under a new ticker symbol: "CCR". CONSOL owns 100% of the general partner of CONSOL Coal Resources LP (representing a 1.7% general partner interest), as well as all of the incentive distribution rights and the common and subordinated interests in CNX Coal Resources LP that were owned by CNX prior to the spin-off. Information regarding CONSOL Coal Resources LP is available at www.ccrlp.com

•
Following the closing of CNX’s purchase of Noble Energy’s 50% interest in CNX Gathering LLC, which occurred on January 3, 2018, the master limited partnership that was named CONE Midstream Partners, LP has changed its name to CNX Midstream Partners LP and now trades on the NYSE under a new ticker symbol: “CNXM”. CNX indirectly owns 100% of the general partnership interests of CNX Midstream Partners LP as well as all of its incentive distribution rights. Information regarding CNX Midstream Partners LP is available at www.cnxmidstream.com.

Non-GAAP Financial Measures
Definition: EBIT is defined as earnings before deducting net interest expense (interest expense less interest income) and income taxes. EBITDA from continuing operations is defined as earnings before deducting net interest expense (interest expense less interest income), income taxes and depreciation, depletion and amortization. Adjusted EBITDA from continuing operations is defined as EBITDA from continuing operations after adjusting for the discrete items listed below. Although EBIT, EBITDA from continuing operations, and Adjusted EBITDA from continuing operations are not measures of performance calculated in accordance with generally accepted accounting principles, management believes that they are useful to an investor in evaluating CNX Resources because they are widely used to evaluate a company's operating performance. Investors should not view these metrics as a substitute for measures of performance that are calculated in accordance with generally accepted accounting principles. In addition, because all companies do not calculate EBIT, EBITDA from continuing operations or Adjusted EBITDA from continuing operations identically, the presentation here may not be comparable to similarly titled measures of other companies.

Reconciliation of EBIT, EBITDA from continuing operations and Adjusted EBITDA from continuing operations to financial net income attributable to CNX Resources Shareholders is as follows (dollars in 000):

	Three Months Ended
	December 31,
	2017	2016
Dollars in thousands	Total Company	Total Company
Net Income (Loss)	$276,643	$(306,047)

Less: Loss from Discontinued Operations, net	5,500	5,592
Add: Interest Expense	40,319	43,986
Less: Interest Income	(1,198)	(3)
Add: Income Taxes	75,427	37,396
Add: Income Tax Reform Benefit*	(269,060)	—
Earnings (Loss) Before Interest & Taxes (EBIT)	127,631	(219,076)

Add: Depreciation, Depletion & Amortization	122,707	105,998

Earnings (Loss) Before Interest, Taxes and DD&A (EBITDA) from Continuing Operations	$250,338	$(113,078)

Adjustments:
Unrealized (Gain)/Loss on Commodity Derivative Instruments	(105,879)	236,802
Settlement Expense	19,787	—
Stock-Based Compensation	3,907	4,289
Put Option Fair Value	3,500	—
Loss on Debt Extinguishment	896	—
Severance Expense	177	424
Marcellus Dissolution	—	3,752
Total Pre-tax Adjustments	(77,612)	245,267

Adjusted EBITDA Attributable to Continuing Operations	$172,726	$132,189
Note: Income tax effect of Total Pre-tax Adjustments was $17,850 and $90,749 for the three months ended December 31, 2017 and December 31, 2016, respectively. Adjusted net income for the three months ended December 31, 2017 is calculated as GAAP income from continuing operations of $282,143 less total pre-tax adjustments from the above table of $77,612, plus the associated tax expense of $17,850 equals the adjusted net income from continuing operations of $222,381.
*Financial results for 2017 reflect provisional amounts related to the December 2017 enactment of the Tax Cuts and Jobs Act. These provisional estimates are based on CNX's initial analysis and current interpretation of the legislation. Given the complexity of the legislation, anticipated guidance from the U.S. Treasury, and the potential for additional guidance from the Securities and Exchange Commission (SEC) or the Financial Accounting Standards Board, these estimates may be adjusted during 2018. As a result, CNX continues to evaluate the impacts to the company's balance sheet and cash flow statements and expects to provide an update with its 10-K filing.

Cautionary Statements
We are including the following cautionary statement in this press release to make applicable and take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by, or on behalf of us. With the exception of historical matters, the matters discussed in this press release are forward-looking statements (as defined in 21E of the Securities Exchange Act of 1934 (the "Exchange Act")) that involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. These forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenues, income and capital spending. When we use the words "believe," "intend," "expect," "may," "should," "anticipate," "could," "estimate," "plan," "predict," "project," "will," or their negatives, or other similar expressions, the statements which include those words are usually forward-looking statements. When we describe a strategy that involves risks or uncertainties, we are making forward-looking statements. The forward-looking statements in this press release speak only as of the date of this press release; we disclaim any obligation to update these statements. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. These risks, contingencies and uncertainties relate to, among other matters, the following: prices for natural gas and natural gas liquids are volatile and can fluctuate widely based upon a number of factors beyond our control including oversupply relative to the demand for our products, weather and the price and availability of alternative fuels; an extended decline in the prices we receive for our natural gas and natural gas liquids affecting our operating results and cash flows; our dependence on gathering, processing and transportation facilities and other midstream facilities owned by CNXM and others; disruption of, capacity constraints in, or proximity to pipeline systems that could limit sales of our natural gas and natural gas liquids, and decreases in availability of third-party pipelines or other midstream facilities interconnected to CNXM’s gathering systems; uncertainties in estimating our economically recoverable natural gas reserves, and inaccuracies in our estimates; the high-risk nature of drilling natural gas wells; our identified drilling locations are scheduled out over multiple years, making them susceptible to uncertainties that could materially alter the occurrence or timing of their drilling; the impact of potential, as well as any adopted environmental regulations including any relating to greenhouse gas emissions on our operating costs as well as on the market for natural gas and for our securities; environmental regulations introduce uncertainty that could adversely impact the market for natural gas with potential short and long-term liabilities; the risks inherent in natural gas operations, including our reliance upon third party contractors, being subject to unexpected disruptions, including geological conditions, equipment failure, timing of completion of significant construction or repair of equipment, fires, explosions, accidents and weather conditions that could impact financial results; decreases in the availability of, or increases in the price of, required personnel, services, equipment, parts and raw materials to support our operations; if natural gas prices remain depressed or drilling efforts are unsuccessful, we may be required to record write-downs of our proved natural gas properties; a loss of our competitive position because of the competitive nature of the natural gas industry or overcapacity in this industry impairing our profitability; deterioration in the economic conditions in any of the industries in which our customers operate, a domestic or worldwide financial downturn, or negative credit market conditions; hedging activities may prevent us from benefiting from price increases and may expose us to other risks; our inability to collect payments from customers if their creditworthiness declines or if they fail to honor their contracts; existing and future government laws, regulations and other legal requirements that govern our business may increase our costs of doing business and may restrict our operations; significant costs and liabilities may be incurred as a result of pipeline and related facility integrity management program testing and any related pipeline repair or preventative or remedial measures; our ability to find adequate water sources for our use in natural gas drilling, or our ability to dispose of or recycle water used or removed from strata in connection with our gas operations at a reasonable cost and within applicable environmental rules; the outcomes of various legal proceedings, including those which are more fully described in our reports filed under the Exchange Act; acquisitions and divestitures we anticipate may not occur or produce anticipated benefits; risks associated with our debt; failure to find or acquire economically recoverable natural gas reserves to replace our current natural gas reserves; decrease in our borrowing base, which could decrease for a variety of reasons including lower natural gas prices, declines in natural gas proved reserves, and lending requirements or regulations; we may operate a portion of our business with one or more joint venture partners or in circumstances where we are not the operator, which may restrict our operational and corporate flexibility and we may not realize the benefits we expect to realize from a joint venture; changes in federal or state income tax laws, particularly in the area of intangible drilling costs; challenges associated with strategic determinations, including the allocation of capital and other resources to strategic opportunities; our development and exploration projects, as well as CNXM’s midstream system development, require substantial capital expenditures; terrorist attacks or cyber-attacks could have a material adverse effect on our business, financial condition or results of operations; construction of new gathering, compression, dehydration, treating or other midstream assets by CNXM may not result in revenue increases and may be subject to regulatory, environmental, political, legal and economic risks; our success depends on key members of our management and our ability to attract and retain experienced technical and other professional personnel; we may not achieve some or all of the expected benefits of the separation of CONSOL Energy; CONSOL Energy may fail to perform under various transaction agreements that were executed as part of the separation, including with respect to indemnification obligations; CONSOL Energy may not be able to satisfy its indemnification obligations in the future and such indemnities may not be sufficient to hold us harmless from the full amount of liabilities for which CONSOL Energy has been allocated responsibility; and the separation could result in substantial tax liability. Additional factors are described in detail under the captions "Forward Looking Statements" and "Risk Factors" in our annual report on Form 10-K for the year ended December 31, 2016 filed with the Securities and Exchange Commission, as supplemented by our quarterly reports on Form 10-Q.

Contacts:
Investor:     Tyler Lewis, at (724) 485-3157

Media:     Brian Aiello, at (724) 485-3078

CNX RESOURCES CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended		Year Ended
(Dollars in thousands, except per share data)	December 31,		December 31,
(Unaudited)	2017	2016	2017	2016
Revenue and Other Operating Income:
Natural Gas, NGLs and Oil Sales	$312,714	$238,145	$1,125,224	$793,248
Gain (Loss) on Commodity Derivative Instruments	126,422	(194,894)	206,930	(141,021)
Purchased Gas Sales	21,117	14,623	53,795	43,256
Other Operating Income	16,698	16,137	69,182	64,485
Total Revenue and Other Operating Income	476,951	74,011	1,455,131	759,968
Costs and Expenses:
Operating Expense
Lease Operating Expense	24,473	22,438	88,932	96,434
Transportation, Gathering and Compression	103,165	94,597	382,865	374,350
Production, Ad Valorem, and Other Fees	9,413	7,317	29,267	31,049
Depreciation, Depletion and Amortization	122,707	105,998	412,036	419,939
Impairment of Exploration and Production Properties	—	—	137,865	—
Exploration and Production Related Other Costs	14,093	9,485	48,074	14,522
Purchased Gas Costs	20,366	14,025	52,597	42,717
Selling, General and Administrative Costs	28,221	22,052	93,211	104,843
Other Operating Expense	42,510	22,272	112,369	88,754
Total Operating Expense	364,948	298,184	1,357,216	1,172,608
Other Expense (Income)
Other (Income) Expense	(13,978)	(272)	3,825	4,783
Gain on Sale of Assets	(3,744)	(4,828)	(188,063)	(14,270)
Loss on Debt Extinguishment	896	—	2,129	—
Interest Expense	40,319	43,986	161,443	182,195
Total Other Expense (Income)	23,493	38,886	(20,666)	172,708
Total Costs And Expenses	388,441	337,070	1,336,550	1,345,316
Income (Loss) from Continuing Operations Before Income Tax	88,510	(263,059)	118,581	(585,348)
Income Tax (Benefit) Expense	(193,633)	37,396	(176,458)	(34,403)
Income (Loss) From Continuing Operations	282,143	(300,455)	295,039	(550,945)
(Loss) Income From Discontinued Operations, net	(5,500)	(5,592)	85,708	(297,157)
Net Income (Loss)	$276,643	$(306,047)	$380,747	$(848,102)

CNX RESOURCES CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(CONTINUED)

	Three Months Ended		For the Year Ended
(Dollars in thousands, except per share data)	December 31,		December 31,
(Unaudited)	2017	2016	2017	2016
Earnings (Loss) Per Share
Basic
Income (Loss) from Continuing Operations	$1.25	$(1.31)	$1.29	$(2.40)
(Loss) Income from Discontinued Operations	(0.02)	(0.02)	0.37	(1.30)
Total Basic Earnings (Loss) Per Share	$1.23	$(1.33)	$1.66	$(3.70)
Dilutive
Income (Loss) from Continuing Operations	$1.24	$(1.31)	$1.28	$(2.40)
(Loss) Income from Discontinued Operations	(0.03)	(0.02)	0.37	(1.30)
Total Dilutive Earnings (Loss) Per Share	$1.21	$(1.33)	$1.65	$(3.70)

Dividends Paid Per Share	$—	$—	$—	$0.010